Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Announces Michael V. Shustek Stock Purchase Plan

Las Vegas, Nevada - April 30, 2007 - Vestin Realty Mortgage II, Inc. (Nasdaq: VRTB), a real estate investment trust (“REIT”), announced today that Michael V. Shustek, the Company’s President, Chief Executive Officer and Chairman of its Board of Directors, has adopted a 10b5-1 trading plan (the “Plan”) pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934. Pursuant to the Plan, Mr. Shustek may spend up to $2 Million to acquire shares of the Company’s common stock at prevailing market prices over the course of the next 13 months. All purchases will be executed by independent broker-dealers on specified dates in accordance with the requirements of Rule 10b5-1. The Plan is scheduled to expire on June 6, 2008.

Vestin Realty Mortgage II, Inc. currently has approximately 38.8 million shares of common stock outstanding. The closing price of the stock on Nasdaq on April 27, 2007 was $5.39.

About Vestin Mortgage Realty II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. As of March 31, 2007, Vestin Realty Mortgage II, Inc. had assets of over $294 million. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Realty Mortgage II, Inc.
Investor Relations
702-921-5540